                                                                     EXHIBIT 4.2

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS IS AVAILABLE WITH RESPECT THERETO.

                       PREFERRED STOCK PURCHASE WARRANT

Warrant No. A-1                                          Number of Shares 30,000
                                                        Series A Preferred Stock

                           StarRidge Networks, Inc.

                         Void after September 30, 2003


     1. Issuance. This Warrant is issued to Lighthouse Capital Partners II, L.P. by StarRidge Networks, Inc., a Delaware corporation (hereinafter with its successors called the "Company").

     2. Purchase Price; Number of Shares. The registered holder of this Warrant (the "Holder"), commencing on the date hereof, is entitled upon surrender of this Warrant with the subscription form annexed hereto duly executed, at the principal office of the Company, to purchase from the Company the following securities (collectively, the "Shares"): at a price per share of $1.00 (the "Purchase Price"), 30,000 fully paid and nonassessable shares of Series A Preferred Stock, $.0001 par value, of the Company (the "Preferred Stock"). Until such time as this Warrant is exercised in full or expires, the Purchase Price and the securities issuable upon exercise of this Warrant are subject to adjustment as hereinafter provided. The person or persons on whose name or names any certificate representing shares of Preferred Stock is issued hereunder shall be deemed to have become the holder of record of the shares represented thereby as at the close of business on the date this Warrant is exercised with respect to such shares, whether or not the transfer books of the Company shall be closed.

     3. Payment of Purchase Price. The Purchase Price may be paid (i) in cash or by check, (ii) by the surrender by the Holder to the Company of any promissory notes or other obligations issued by the Company, with all such notes and obligations so surrendered being credited against the Purchase Price in an amount equal to the principal amount thereof plus accrued interest to the date of surrender, or (iii) by any combination of the foregoing.

     4. Net Issue Election. The Holder may elect to receive, without the payment by the Holder of any additional consideration, shares of Preferred Stock equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net issue election notice annexed hereto duly executed, at the principal office of the Company. Thereupon, the Company shall issue to the Holder such number of fully paid and nonassessable shares of Preferred Stock as is computed using the following formula:

                                  X = Y(A-B)
                                      ------

     where: X = the number of shares of Preferred Stock to be issued to the
                Holder pursuant to this Section 4.

     Y = the number of shares of Preferred Stock covered by this Warrant in respect of which the net issue election is made pursuant to this Section 4.

     A = the fair market value of one share of Preferred Stock, as determined in good faith by the Board, as at the time the net issue election is made pursuant to this Section 4.

     B = the Purchase Price in effect under this Warrant at the time the net issue election is made pursuant to this Section 4.

     5. Partial Exercise. This Warrant may be exercised in part, and the Holder shall be entitled to receive a new warrant, which shall be dated as of the date of this Warrant, covering the number of shares in respect of which this Warrant shall not have been exercised.

     6. Fractional Shares. In no event shall any fractional share of Preferred Stock be issued upon any exercise of this Warrant. If, upon exercise of this Warrant as an entirety, the Holder would, except as provided in this
Section 6, be entitled to receive a fractional share of Preferred Stock, then the Company shall pay the fair market value of such fractional share.

     7. Expiration Date; Automatic Exercise. This Warrant shall expire at the close of business on September 30, 2003, and shall be void thereafter. Notwithstanding the foregoing, this Warrant shall automatically be deemed to be exercised in full pursuant to the provisions of Section 4 hereof, without any further action on behalf of the Holder, immediately prior to the time this Warrant would otherwise expire pursuant to the preceding sentence or pursuant to
Section 11.

     8. Reserved Shares; Valid Issuance. The Company covenants that it will at all times from and after the date hereof reserve and keep available such number of its authorized shares of Preferred Stock and Common Stock, $.0001 par value, of the Company (the "Common Stock"), free from all preemptive or similar rights therein, as will be sufficient to permit, respectively, the exercise of this Warrant in full and the conversion into shares of Common Stock of all shares of Preferred Stock receivable upon such exercise. The Company further covenants that such shares as may be issued pursuant to such exercise and/or conversion will, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes (other than taxes on Holders income), liens and charges with respect to the issuance thereof.

     9. Stock Splits and Dividends. If after the date hereof the Company shall subdivide the Preferred Stock, by split-up or otherwise, or combine the Preferred Stock, or issue additional shares of Preferred Stock in payment of a stock dividend on the Preferred Stock, the number of shares of Preferred Stock issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination, and the Purchase Price shall forthwith be proportionately decreased in the case of a subdivision or stock dividend, or proportionately increased in the case of a combination.

     10. Adjustments for Diluting Issuances. The antidilution rights applicable to the Preferred Stock and the Common Stock of the Company are set forth in the Restated Certificate of Incorporation, as amended from time to time (the "Articles"), a true and complete copy in its current form which is attached hereto as Exhibit A. Such rights shall not be restated, amended or modified in any manner which effects the Holder differently than the holders of Series A Preferred without such Holder's prior written consent. The Company shall promptly provide the Holder hereof with any restatement, amendment or modification to the Articles promptly after the same has been made.

     11. Mergers and Reclassifications. If after the date hereof the Company shall enter into any Reorganization (as hereinafter defined), then, as a condition of such Reorganization, lawful provisions shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall thereafter have the right to purchase, at a total price not to exceed that payable upon the exercise of this Warrant in full, the kind and amount of shares of stock and other securities and property receivable upon such Reorganization by a holder of the number of shares of Preferred Stock which might have been purchased by the Holder immediately prior to such Reorganization, and in any such case appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including without limitation, provisions for the adjustment of the Purchase Price and the number of shares issuable hereunder and the provisions relating to the net issue election) shall thereafter be applicable in relation to any shares of stock or other securities and property thereafter deliverable upon exercise hereof. For the purposes of this Section 11, the term "Reorganization" shall include without limitation any reclassification, capital reorganization or change of the Preferred Stock (other than as a result of a subdivision, combination or stock dividend provided for in
Section 9 hereof), or any consolidation of the Company with, or merger of the Company into, another corporation or other business organization (other than a merger in which the Company is the surviving corporation and which does not result in any reclassification or change of the outstanding Preferred Stock), or any sale or conveyance to another corporation or other business organization of all or substantially all of the assets of the Company.

     Notwithstanding the term of this Warrant fixed pursuant to Section 7 above and the provisions of this Section 11, the right to purchase Preferred Stock as granted herein shall expire, to the extent not previously exercised, immediately upon the closing of a merger or consolidation of the Company with or into another corporation when the Company is not the surviving corporation (other than a merger or consolidation for the principal purpose of changing the domicile of the Company), or the sale of all or substantially all of the Company's properties and assets to any other person, in each case where the shareholders of the Company immediately prior to such merger, consolidation or sale of assets own (directly or indirectly) less than 50% of the voting securities of the surviving entity or purchaser of assets in such transaction (collectively, a "Merger"), provided, that the Holder realizes a value per share for the Warrant equal to or greater than two times the Purchase Price per share (as adjusted pursuant to this Warrant) (the "Minimum Value").

     The Company shall notify the Holder, in accordance with Section 13 below, of any proposed Merger, and if the Company fails to deliver such notice, then notwithstanding anything to the contrary in this Warrant, the rights to purchase the Company's Preferred Stock (or the shares of stock and other securities and property receivable upon such Merger by a holder of Preferred Stock (the "Other Consideration")) shall not expire until the later of (i) the closing of the Merger or (ii) ten (10) business days after actual receipt by Holder of such notice; provided however, that notwithstanding the foregoing in no event shall the right to purchase Preferred Stock (or Other Consideration) under this Warrant expire under this Section 11 unless the Holder receives written notice of the proposed Merger at least five (5) business days prior to the closing of such Merger and the Holder realizes at least the Minimum Value. If the closing of the Merger does not take place after such notice to the Holder, the Company shall promptly notify the Holder that such proposed transaction has been terminated, and the Holder may rescind any exercise of its purchase rights promptly after such notice of termination of the proposed transaction if the exercise of the Warrant occurred after the Company notified the Holder that the Merger was proposed, or if the exercise was otherwise precipitated by such proposed Merger. In the event of such rescission, the Warrant will continue to be exercisable on the same terms and conditions contained herein.

     12. Certificate of Adjustment. Whenever the Purchase Price is adjusted, as herein provided, the Company shall promptly deliver to the Holder a certificate of the Company's chief financial officer setting forth the Purchase Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

     13.  Notices of Record Date, Etc.  In the event of:

          (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase, sell or otherwise acquire or dispose of any shares of stock of any class or any other securities or property, or to receive any other right;

          (b) any reclassification of the capital stock of the Company, capital reorganization of the Company, consolidation or merger involving the Company, or sale or conveyance of all or substantially all of its assets; or

          (c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then in each such event the Company will provide or cause to be provided to the Holder a written notice thereof. Such notice shall be provided at least twenty
(20) days prior to the date specified in such notice on which any such action is to be taken.

     14. Representations, Warranties and Covenants. This Warrant is issued and delivered by the Company and accepted by the Holder on the basis of the following representations, warranties and covenants made by the Company:

          A. The Company has all necessary authority to issue, execute and deliver this Warrant and to perform its obligations hereunder. This Warrant has been duly authorized issued, executed and delivered by the Company and is the valid and binding obligation of the Company, enforceable in accordance with its terms except as limited by applicable bankruptcy, insolvency, fraudulent conveyance and other laws affecting the enforcement of creditors' rights and remedies generally and the availability of equitable remedies may be limited.

          B. The shares of Preferred Stock issuable upon the exercise of this Warrant have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

          C. The issuance, execution and delivery of this Warrant do not, and the issuance of the shares of Preferred Stock upon the exercise of this Warrant in accordance with the terms hereof will not, (i) violate or contravene the Company's Articles or by-laws, or any law, statute, regulation, rule, judgment or order applicable to the Company, (ii) violate, contravene or result in a breach or default under any material contract, agreement or instrument to which the Company is a party or by which the Company or any of its assets are bound or
(iii) require the consent or approval of or the filing of any notice or registration with any person or entity, except for blue sky filings that will be filed in a timely manner.

          D. So long as this Warrant has not terminated, Holder shall be entitled to receive such financial and other information as the Holder would be entitled to receive under the Series A Preferred Stock Purchase Agreement if Holder were a holder of that number of shares issuable upon full exercise of this Warrant.

          E. As of the date hereof, the authorized capital stock of the Company consists of (i) 30,000,000 shares of Common Stock, of which 10,980,000 shares are issued and outstanding and 5,780,000 shares are reserved for issuance upon the exercise of this Warrant and the conversion of the Preferred Stock, and
(ii) 6,000,000 shares of Series A Preferred Stock, of which 5,750,000 are issued and outstanding shares and 30,000 shares are reserved for issuance upon the exercise of this Warrant. Attached hereto as Exhibit B is a capitalization table summarizing the capitalization of the Company, including, without limitation, the current Conversion Price of the Series A Preferred Stock.

     15. Registration Rights. The Company grants to the Holder registration rights contained in Sections 1.2, 1.3 and 1.12 of the Company's Investor Rights Agreement dated as of June 6, 1996 (the "Registration Rights Agreement"), so that (i) the shares of Common Stock issuable upon conversion of the shares of Preferred Stock issuable upon exercise of this Warrant shall be "Registrable Securities," and (ii) the Holder shall be a "Holder," for all purposes of such Registration Rights Agreement, including, without limitation, the right of first offer in Section 2.4 of the Registration Rights Agreement.

     16. Amendment. The terms of this Warrant may be amended, modified or waived only with the written consent of the Holder.

     17. Representations and Covenants of the Holder. This Preferred Stock Purchase Warrant has been entered into by the Company in reliance upon the following representations and covenants of the Holder, which by its acceptance hereof the Holder hereby confirms:

          A. Investment Purpose. The right to acquire Preferred Stock or the Preferred Stock issuable upon exercise of the Holder's rights contained herein will be acquired for investment and not with a view to the sale or distribution of any part thereof, and the Holder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

          B. Accredited Investor. Holder is an "accredited investor" within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect.

          C. Private Issue. The Holder understands (i) that the Preferred Stock issuable upon exercise of the Holder's rights contained herein is not registered under the 1933 Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company's reliance on such exemption is predicated on the representations set forth in this Section 17.

          D. Financial Risk. The Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment.

     18.  Notices, Transfers, Etc.

          A. Any notice or written communication required or permitted to be given to the Holder may be given by certified mail or delivered to the Holder at the address most recently provided by the Holder to the Company.

          B. Subject to compliance with applicable federal and state securities laws, this Warrant may be transferred by the Holder, to a non-competitor of the Company, with respect to any or all of the shares purchasable hereunder. Upon surrender of this Warrant to the

Company, together with the assignment notice annexed hereto duly executed, for transfer of this Warrant as an entirety by the Holder, the Company shall issue a new warrant of the same denomination to the assignee. Upon surrender of this Warrant to the Company, together with the assignment hereof properly endorsed, by the Holder for transfer with respect to a portion of the shares of Preferred Stock purchasable hereunder, the Company shall issue a new warrant to the assignee, in such denomination as shall be requested by the Holder hereof, and shall issue to such Holder a new warrant covering the number of shares in respect of which this Warrant shall not have been transferred.

          C. In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue a new warrant of like tenor and denomination and deliver the same (i) in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or (ii) in lieu of any Warrant lost, stolen or destroyed, upon receipt of an affidavit and/or bond of the Holder or other evidence reasonably satisfactory to the Company of the loss, theft or destruction of such Warrant.

     19. No Impairment. The Company will not, by amendment of its Articles or through any reclassification, capital reorganization, consolidation, merger, sale or conveyance of assets, dissolution, liquidation, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder.

     20. Governing Law. The provisions and terms of this Warrant shall be governed by and construed in accordance with the internal laws of the State of California.

     21. Successors and Assigns. This Warrant shall be binding upon the Company's successors and assigns and shall inure to the benefit of the Holder's successors, legal representatives and permitted assigns.

     22. Business Days. If the last or appointed day for the taking of any action required or the expiration of any rights granted herein shall be a Saturday or Sunday or a legal holiday in California, then such action may be taken or right may be exercised on the next succeeding day which is not a Saturday or Sunday or such a legal holiday.

     23. Qualifying Public Offering. If the Company shall effect a firm commitment underwritten public offering of shares of Common Stock which results in the conversion of the Preferred Stock into Common Stock pursuant to the Company's Articles in effect immediately prior to such offering, then, effective upon such conversion, this Warrant shall change from the right to purchase shares of Preferred Stock to the right to purchase shares of Common Stock, and the Holder shall thereupon have the right to purchase, at a total price equal to that payable upon the exercise of this Warrant in full, the number of shares of Common Stock which would have been receivable by the Holder upon the exercise of this Warrant for shares of Preferred Stock immediately prior to such conversion of such shares of Preferred Stock into shares of Common

Stock, and in such event appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including, without limitation, the provisions for the adjustment of the Purchase Price and of the number of shares purchasable upon exercise of this Warrant and the provisions relating to the net issue election) shall thereafter be applicable to any shares of Common Stock deliverable upon the exercise hereof.

                       THIS SPACE IS INTENTIONALLY BLANK

     24. Value. The Company and the Holder agree that the value of this Warrant on the date of grant is $100.

Dated:  October 9, 1996             STARRIDGE NETWORKS, INC.



[CORPORATE SEAL]                           By: /s/ Bobby R. Johnson, Jr.
                                               -------------------------------

                                           Name: Bobby R. Johnson
                                                 -----------------------------

                                           Title: President and CEO
                                                  ----------------------------


Attest:


/s/ Edgar B. Cale III
_____________________________________________


LIGHTHOUSE CAPITAL PARTNERS II, L.P.

By:  LIGHTHOUSE MANAGEMENT
     PARTNERS II, L.P., its general partner

     By:  LIGHTHOUSE CAPITAL
          PARTNERS, INC., its general partner

     By:   /s/ Richard D. Stubblefield
           ----------------------------------

     Name:  Richard D. Stubblefield
           ----------------------------------

     Title: Managing Director
            ---------------------------------

                                  Subscription

To:___________________________________        Date:____________________________

     The undersigned hereby subscribes for _____________ shares of Preferred Stock covered by this Warrant. The certificate(s) for such shares shall be issued in the name of the undersigned or as otherwise indicated below. The undersigned hereby reconfirms the representations and warranties of Section 17 of the Preferred Stock Purchase Warrant.


                                          _____________________________________
                                          Signature


                                          _____________________________________
                                          Name for Registration


                                          _____________________________________
                                          Mailing Address


                           Net Issue Election Notice


To:___________________________________        Date_____________________________

     The undersigned hereby elects under Section 4 to surrender the right to purchase _____________ shares of Preferred Stock pursuant to this Warrant. The certificate(s) for such shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below. The undersigned hereby reconfirms the representations and warranties of Section 17 of the Preferred Stock Purchase Warrant.


                                          _____________________________________
                                          Signature


                                          _____________________________________
                                          Name for Registration


                                          _____________________________________
                                          Mailing Address

                                  Assignment

     For value received ____________________________________ hereby sells, assigns and transfers unto _____________________________________________________
________________________________________________________________________________
           [Please print or typewrite name and address of Assignee]
________________________________________________________________________________
the within Warrant, and does hereby irrevocably constitute and appoint _________ _______________________ its attorney to transfer the within Warrant on the books of the within named Company with full power of substitution on the premises.


Dated:_________________________


                                             ___________________________________


In the Presence of:


_______________________________

                                   Exhibit A

                     Restated Certificate of Incorporation

                              See attached pages.

                               State of Delaware
                       Office of the Secretary of State
                            ______________________

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "STARRIDGE NETWORKS, INC.", FILED IN THIS OFFICE ON THE EIGHTH DAY OF OCTOBER, A.D. 1996, AT 9 O'CLOCK A.M.

     A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.




                                    /s/ Edward J. Freel
                                    ____________________________________________
                                    Edward J. Freel, Secretary of State

                                    AUTHENTICATION:         8139916

                                    DATE:                   10-09-96

                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                           STARRIDGE NETWORKS, INC.
                            a Delaware Corporation

     The undersigned, Bobby R. Johnson, Jr. and Edgar B. Cale III, hereby certify that:

     ONE: They are the duly elected and acting Chief Executive Officer and Secretary, respectively, of said corporation.

     TWO: The Certificate of Incorporation of said corporation was originally filed on May 22, 1996.

     THREE: That the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

                                   ARTICLE I

     The name of this corporation is StarRidge Networks, Inc.

                                  ARTICLE II

     The address of this corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, County of New Castle, Delaware 19805. The name of this corporation's registered agent at such address is Corporation Service Company.

                                  ARTICLE III

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE IV

     A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which this corporation is authorized to issue is Thirty-Six Million (36,000,000) shares of capital stock.

     B. Of such authorized shares, Thirty Million (30,000,000) shares shall be designated "Common Stock," and have a par value of $.0001 per share.

     C. Of such authorized shares, Six Million (6,000,000) shares shall be designated "Series A Preferred Stock," and shall have a par value of $.0001 per share. The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock, are as set forth below in this Article IV.

          1.   Dividend Provisions.
               -------------------

               (a) The holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock pursuant to an event causing the Conversion Price of the Series A Preferred Stock to be adjusted pursuant to Section 3(d) hereof) on the Common Stock of this corporation, at the rate of $0.07 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) per annum, payable when, as and if declared by the Board of Directors. Such dividends shall be non-cumulative.

               (b) After payment of the dividend preference referred to above, outstanding shares of Series A Preferred Stock shall participate with shares of Common Stock as to any additional declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock including pursuant to an event causing the Conversion Price of the Series A Preferred Stock to be adjusted pursuant to
Section 3(d) hereof), with the outstanding shares of Series A Preferred Stock participating as if converted into Common Stock.

          2.   Liquidation Preference.
               ----------------------

               (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $1.00 (the "Original Series A Issue Price") for each outstanding share of Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus an amount equal to declared but unpaid dividends on such shares. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

               (b) Upon the completion of the distribution required by subparagraph (a) of this Section 2, any remaining assets shall be distributed ratably among the holders of the Common Stock.

               (c) A consolidation, merger, sale, lease or other disposition of all or substantially all of the Company's assets shall be deemed to be a liquidation, dissolution or winding up of the Company for the purposes of the liquidation preference contemplated by this Section 2.

          3.   Conversion.  The holders of the Series A Preferred Stock shall
               ----------
have conversion rights as follows (the "Conversion Rights"):

               (a)  Right to Convert. Each share of Series A Preferred Stock
                    ----------------
shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share (the "Issue Date") at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price; provided, however, that the Conversion Price for the Series A Preferred Stock shall be subject to adjustment as set forth in this Section 3.

               (b)  Automatic Conversion. Each share of Series A Preferred Stock
                    --------------------
shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series A Preferred Stock immediately upon the earliest of (i) the closing of a firm commitment underwritten public offering of the Common Stock of this corporation pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the "Act") having aggregate gross proceeds not less than $10,000,000, or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A Preferred Stock.

               (c)  Mechanics of Conversion. Before any holder of Series A
                    -----------------------
Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. In the event of an automatic conversion pursuant to Sections 3(b), the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent, and provided further, that the corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion, unless the certificates evidencing such shares of Series A Preferred Stock are delivered to the corporation or its transfer agent as provided herein. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Act, as aforesaid, the conversion may, at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

               (d)  Conversion Price Adjustments. The Conversion Price of the
                    ----------------------------
Series A Preferred Stock shall be subject to adjustment from time to time as follows:

                    (i) In the event this corporation should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

                    (ii) If the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A shall be decreased in proportion to such decrease in outstanding shares.

               (e)  Other Distributions.  In the event this corporation shall
                    -------------------
declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(d)(i), then, in each such case for the purpose of this subsection 3(e), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of

Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

               (f)  Recapitalizations. If at any time or from time to time there
                    -----------------
shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3) the holders of the Series A Preferred Stock, respectively, shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

               (g)  No Impairment. This corporation will not, by amendment of
                    -------------
this Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

               (h)  No Fractional Shares and Certificate as to Adjustments.
                    ------------------------------------------------------

                    (i) No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                    (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock pursuant to this Section 3, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth

(A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

               (i)  Notices of Record Date.  In the event of any taking by this
                    ----------------------
corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Series A Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

               (j)  Reservation of Stock Issuable Upon Conversion. This
                    ---------------------------------------------
corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holders of such Series A Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate of Incorporation, as it may be amended or restated from time to time.

               (k)  Notices. Any notice required by the provisions of this
                    -------
Section 3 to be given to the holders of shares of Series A Preferred Stock shall be deemed given five (5) days after having been deposited in the United States mail, postage prepaid, return receipt requested, and addressed to each holder of record at his address appearing on the books of this corporation, with written verification of receipt.

          4.   Redemption.
               ----------

               (a) This corporation shall redeem, from any source of funds legally available therefor, the Series A Preferred Stock in four annual installments beginning on June 30, 2003, and continuing thereafter on each June 30 until and including June 30, 2006, (each a "Series A Redemption Date"), whereupon the remaining Series A Preferred Stock outstanding shall be redeemed. The corporation shall effect such redemptions on the applicable Series A Redemption Dates by paying in cash in exchange for the shares of Series A Preferred Stock to be redeemed a sum equal to $1.00 per share of Series A Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared but unpaid dividends on such shares (the "Redemption Price"). The number of shares of Series A Preferred Stock that the corporation shall be required under this
Section 4(a) to redeem on any one Series A Redemption Date shall be equal to the amount determined by dividing (i) the aggregate number of shares of Series A Preferred Stock outstanding immediately prior to the Series A Redemption Date by
(ii) the number of remaining Series A Redemption Dates (including the Redemption Date to which such calculation applies).

               Any redemption effected pursuant to this Section 4(a) shall be made on a pro-rata basis among the holders of the Series A Preferred Stock in proportion to the shares of Series A Preferred Stock then held by them.

               (b) At least 30 but no more than 60 days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Preferred Stock to be redeemed, at the address last shown on the records of the corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in Section 4(d), on or after the Redemption Date, each holder of a Series A Preferred Stock to be redeemed shall surrender to this corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

               (c) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Preferred Stock designated for redemption in the Redemption Notice as holders of Series A Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the corporation legally available for redemption of shares of Series A Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A Preferred Stock. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the corporation are legally available for the redemption of shares of Series A Preferred Stock such funds will immediately be used to redeem the balance of the shares which the corporation has become obliged to redeem on any Redemption Date, but which it has not redeemed.

               (d) On or prior to each Redemption Date, the corporation shall deposit the Redemption Price of all shares of Series A Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon surrender of their share certificates. As of the date of such deposit (even if prior to the Redemption Date), the deposit shall constitute full payment of the shares to their holders, and from and after the date of the deposit the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor, and the right to convert such shares as provided in Section 3 hereof. Such instructions shall also provide that any moneys deposited by the corporation pursuant to this Section 4(d) for the redemption of shares thereafter converted into shares of the corporation's Common Stock pursuant to Section 3 hereof prior to the Redemption Date shall be returned to the corporation forthwith upon such conversion. The balance of any moneys deposited by the corporation pursuant to this Section 4(d) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to the corporation upon its request expressed in a resolution of its Board of Directors.

          5.   Voting Rights.  The holder of each share of Series A Preferred
               -------------
Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could be converted immediately after the close of business on the record date fixed for a meeting or the effective date of a written consent, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of this corporation as amended or restated from time to time, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares of Common Stock into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

          6.   Protective Provisions.
               ---------------------

               (a) So long as any shares of Series A Preferred Stock are outstanding, this corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series A Preferred Stock:

                    (i) other than as set forth in Article IV.C.4 hereof, purchase, redeem or otherwise acquire any shares of Series A Preferred Stock;

                    (ii) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series A Preferred Stock with regard to redemption, voting, dividends or upon liquidation;

                    (iii) except for repurchases of Common Stock from directors, employees or consultants, take any action that results in the redemption or repurchase of Common Stock in an amount greater than $25,000 in any twelve (12) month period;

                    (iv) declare or pay dividends on or make any distribution on account of Common Stock;

                    (v) make or permit any subsidiary to issue or sell stock or other securities to any other corporation, partnership or other entity unless such entity is wholly-owned by this corporation;

                    (vi) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporations (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the corporation is disposed of;

                    (vii)  liquidate, dissolve or wind up the corporation;

                    (viii) adopt, alter, amend or repeal any provision of the corporation's certificate of incorporation; or

                    (ix)   increase the size of the Board of Directors.

               (b) So long as at least 1,000,000 shares of Series A Preferred Stock are outstanding, at any annual or special meeting called, or any other action taken, for the purpose of electing directors to the Company's Board of
Directors:

                    (i) the holders of Series A Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Company's Board of Directors and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director;

                    (ii) the holders of Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Company's Board of Directors and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; and

                    (iii) the holders of Common Stock and the holders of Series A Preferred Stock, voting together as a class, shall be entitled to elect the remaining members of the Board of Directors.

          7.   Status of Converted Stock. Any shares of Series A Preferred Stock
               -------------------------
acquired by this corporation by redemption, purchase, conversion or otherwise shall be canceled and shall not be issuable by this corporation. This Restated Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in this corporation's authorized capital stock.

          8.   Common Stock.  Subject to all of the rights of Preferred Stock as
               ------------
expressly provided herein or by law, the Common Stock shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in this Restated Certificate of Incorporation.

                                   ARTICLE V

     To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     The corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that, he, his testator or intestate is or was a director or officer of this corporation or any predecessor of this corporation or serves or served at any other enterprise as a director, officer or employee at the request of this corporation or any predecessor to this corporation.

     Neither any amendment nor repeal of this Article V, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this
Article V, shall eliminate or reduce the effect of this Article V, in respect of any matter occurring, or any cause of action, suit, claim or proceeding that, but for this Article V would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                  ARTICLE VI

     This corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  ARTICLE VII

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of this corporation.

                                 ARTICLE VIII

     The number of directors which constitutes the Board of Directors of this corporation shall be as specified in the Bylaws of this corporation. At each annual meeting of stockholders, directors of this corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified, except that if any such election shall not be so held, such election shall take place at a stockholders' meeting called and held in accordance with the General Corporation Law of Delaware.

                                  ARTICLE IX

     Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

                                   ARTICLE X

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

                                  ARTICLE XI

     This corporation is to have perpetual existence.

                                     * * *

     FOUR:   The amendment and restatement of the Restated Certificate of
Incorporation herein certified was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law.

     IN WITNESS WHEREOF, the undersigned have executed this Restated Certificate of Incorporation on October 4, 1996.



                                                /s/ Bobby R. Johnson, Jr.
                                                ________________________________
                                                Bobby R. Johnson, Jr.,
                                                Chief Executive Officer



                                                /s/ Edgar B. Cale III
                                                ________________________________
                                                Edgar B. Cale III, Secretary

                                   EXHIBIT B
                             Capitalization Table

                              See attached pages.

                           STARRIDGE NETWORKS, INC.
                             CAPITALIZATION TABLE

                                October 7, 1996


Preferred Stock:

     Series A Preferred Stock Authorized:                         6,000,000
     Series A Preferred Stock Outstanding:                        5,750,000
     Series A Preferred Stock Warrant to Lighthouse:                 30,000

Common Stock:

     Common Stock Authorized:                                    30,000,000
     Common Stock Outstanding:                                   10,980,000
     Common Stock Reserved for Pool:                             10,270,000

Total:

     Authorized:                                                 36,000,000
     Outstanding or Reserved:                                    27,030,000

                                      -29-